# Engage:BDR Limited (ACN 621 160 585)

and

# Ted Dhanik

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## EXECUTIVE SERVICES AGREEMENT FOR EXECUTIVE DIRECTOR OF PUBLIC COMPANY

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**engage:BDR Limited (ACN 621 160 585)**
**Scottish House**
**Level 4**
**90 William Street**
**MELBOURNE VIC 3000**
**AUSTRALIA**

**THIS AGREEMENT** is made on 27 August 2017

**BETWEEN**

**engage:BDR Limited (ACN 621 160 585**) of Scottish House, Level 4, 90 William Street Melbourne, Victoria 3000 Australia

("**Company**")

**and**

**Ted Dhanik** of 2177 Sunset Plaza Drive, West Hollywood CA 90069 USA

("**Director**")

**RECITALS:**

A. The Company wishes to engage the Director to provide Services to the Company as Executive Chairman and Chief Executive Officer

B. The Director has agreed with the Company to become the Executive Chairman and Chief Executive Officer of the Company on the terms and conditions set out in this agreement.

**OPERATIVE PROVISIONS:**

## 1. INTERPRETATION

### 1.1 Definitions

In this agreement the following expressions have the following meanings:

"**Access Period**" means the period commencing on the Commencement Date and ending 7 years after the termination of this agreement.

"**Approved Purpose**" means:

(i) during the period the Director is a director of the Company, to facilitate the performance by the Director of the Director's duties as a director; and

(ii) during or after the period the Director is a director of the Company:

(A) in connection with any actual or prospective legal proceedings against the Director relating to the Director's position with the Company; or

(B) in connection with any actual or prospective administrative proceedings against the Director relating to the Director's position with the Company.

"**Board**" means the Board of Directors of the Company.

"**Board Papers**" means all Documents submitted, otherwise provided or made available to:

(i) meetings of the Board;

(ii) any committee of the Board; or

(iii) the Director in connection with the discharge of his duties as a director,

during the period the Director is a director and includes all other Documents in the possession of the Company which are referred to in those Documents.

"**Business Day**" means a day on which the major trading banks are open for ordinary business in Melbourne, Victoria and excludes a Saturday, Sunday or public holiday.

"**Claim**" means:

(i) any writ, summons, cross-claim, counterclaim, application or other originating legal or arbitral process against the Director in the capacity as a director of the Company;

(ii) any hearing, complaint, inquiry, investigation, proceeding or application commenced or originating against the Director in the capacity as a director of the Company; or

(iii) any written or oral demand or threat that might result in the Director reasonably believing that any such process, hearing, complaint, inquiry, investigation, proceeding or application above may be initiated.

"**Confidential Information**" means any Information provided by the Company or its Representatives to the Director, which is confidential in nature, whether provided orally or in any Material Form.

"**Commencement Date**" means on the date on which the Company is listed on ASX.

"**Document**" includes information stored in an electronic form.

"**Information**" means information or know how concerning, or in the possession or control of the Company and its Subsidiaries including but not limited to information concerning their respective businesses, systems, technology and affairs, such as:

(i) financial, technological, strategic or business information, concepts, plans, strategies, directions or systems;

(ii) research, development, operational, legal, marketing or accounting information, concepts, plans, strategies, directions or systems;

(iii) technology, source and object codes for computer software, intellectual property rights and technical and related historical information; and

(iv) customer and supplier information.

"**Insurance**" means:

(i) insurance concerning Loss up to a maximum of $10 million under common law or statute relating to product liability, pure economic loss, property damage and personal injury relevant to the performance of the Director's obligations under this agreement to

the Company, including liability, loss or damage due to negligent or malicious damage, data corruption or loss, fire, theft, electrical or water damage; and

(ii) officers' and officers' liability insurance relevant to the Director's Employment under this agreement and position as a director or officer of the Company with a reputable insurer, giving adequate risk cover (for an amount of at least $10 million) to the Director against any liability arising under or in connection with this agreement and the Director's position as a director or officer of the Company.

"**Law**" includes a requirement of any statute, rule, regulation, proclamation, order in council, ordinance or by-law (whether State or federal or otherwise).

"**Loss**" means any loss, damage, cost, interest, expense, fee, penalty, fine, forfeiture, assessment, demand, action, suit, claim, proceeding, cause of action, liability or damages incurred by a person, and includes:

(i) the cost of any action taken by the person to protect itself against any loss or to preserve any right it has under this agreement;

(ii) any taxes or duties payable by the person in connection with this agreement (other than tax on its assessable income); and

(iii) where applicable, legal costs on an indemnity basis or on a solicitor and own client basis, whichever is higher.

"**Material Form**" in relation to Information includes any form (whether visible or not) of storage from which Information can be reproduced, and includes any form in which Information is embodied or encoded.

"**Representatives**" means the directors, officers, employees and agents of the Company from time to time.

"**Shareholder**" means a shareholder of the Company.

"**Term**" means the period of three (3) years subject to re-election at any relevant Company Annual General Meeting.

### 1.2 Construction

In this agreement unless the context otherwise requires:

(a) **Business Day**. If a person is required to pay money or do an act or thing on a day that is not a Business Day, then the person may pay the money or do the act or thing on the next Business Day.

(b) **Collective references**. Reference to a thing (including an amount) is a reference to all or any part of it and a reference to a group of things or persons is a reference to any one or more of them.

(c) **Defined expressions**. If a word or phrase is defined, a related word or phrase has the corresponding definition.

(d) **Gender**. A reference to a gender includes the other genders.

(e) **Headings**. A heading must be ignored in construing this document.

(f) **Inclusive terms**. If an inclusive term is used, such as "includes" or "including", then this must be construed as "includes, without limitation" or "including, without limitation".

(g) **Joint liability**. An obligation on two or more parties binds each party jointly and severally.

(h) **Joint obligation**. An obligation incurred in favour of two or more parties may be enforced by each of those parties jointly and severally.

(i) **Month**. A month means a calendar month.

(j) **Numbers**. A word in the singular form includes the plural, and vice versa.

(k) **Parts of agreement**. A reference to this agreement include its recitals, schedule or annexure.

(l) **Person**. A reference to a person includes a corporation or body politic.

(m) **Reconstituted body**. A reference to a body which has ceased to exist or has been reconstituted, amalgamated, reconstructed or merged, or whose functions have become exercisable by another person or body in its place, is a reference to the person or body established or constituted in its place or the person or body by which its functions have become exercisable.

(n) **Representative and assign**. A reference to a person includes the legal personal representative, successor or permitted assign of that person.

(o) **Statutory amendment**. A reference to a statute, ordinance, code or other law includes:

  (i) a regulation and other statutory instrument under it; and

  (ii) a consolidation, amendment, re-enactment or replacement of any of them.

(p) **Variation**. A reference to this or any other document includes the document as varied or replaced, even if the parties have changed.

(q) **Writing**. A reference to writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes a telex or facsimile transmission.

## 2. SERVICE

### 2.1 Nature of service

The Director agrees to serve the Company as a director well and faithfully.

The Director agrees to use his best endeavours to promote the interests and welfare of the Company.

The Director agrees to comply with all Laws including the *Corporations Act* concerning service as a director of the Company. Despite this, the Director need not devote all or any particular proportion of his time to serving the Company.

### 2.2 Resignation

The Director may resign at any time by giving written notice to the Company.

## 3. FEES AND EXPENSES

### 3.1 Fees and remuneration

The Company must pay the Director the fees and other remuneration agreed between the Company and the Director from time to time.

The fee payable to Director is to be USD$235,000 plus statutory superannuation entitlements per annum from the Commencement Date. Such fees to be reviewed on each anniversary of this Agreement or whenever determined by the Board. Where for any reason the fees owing to the Director for the Services of the Director are not paid for any period of the engagement, or where there are any fees or monies outstanding to Director the Company will accrue those fees and Director may at its sole option agree for those fees to be paid in the form of fully paid ordinary shares in the Company, subject at all times to the Company obtaining all necessary regulatory and shareholder approvals.

### 3.2 Reimbursement

In addition to the fees referred to in **clause 3.1**, subject only to any express limitation imposed by law, the Company must pay or reimburse the Director, on request by the Director for:

(a) the costs, charges and expenses of the Director (including legal costs and expenses) reasonably incurred by the Director in connection with the appointment, position, acts or omissions as a director of the Company;

(b) the costs, charges and expenses reasonably incurred by the Director in connection with any consent, approval, exercise or non-exercise of a right (including, without limitation, in connection with the contemplated or actual enforcement or preservation of any rights under this agreement) or any waiver, variation, release or discharge in connection with this agreement; and

(c) taxes and fees which may be payable or determined to be payable in connection with this agreement or any transaction contemplated by this agreement,

including in each case legal costs and expenses on a full indemnity basis or solicitor-and-own-client basis, whichever is the higher.

### 3.3 Advances

The Company agrees to advance to the Director the amount of any cost or expense under **clause 3.2** that the Director reasonably considers he is likely to incur.

### 3.4 Costs of consultants

The Company agrees that the costs, charges and expenses in **clause 3.2** include those payable to an independent consultant or other person appointed to evaluate any matter of concern in connection with an event referred to in **clause 3.2.**

## 4. INSURANCE

### 4.1 The Company to insure during Term

The Company will endeavour to arrange and maintain the Insurance for the Term. The Insurance must be with a reputable insurer and name the Director as an additional insured.

### 4.2 Insurance after the Term

The Company will endeavour to maintain insurance coverage equivalent to the Insurance for at least 7 years after the termination of this agreement unless the Director, acting reasonably, agrees with the Company that:

(a) the insurance is not available;

(b) the insurance cannot be negotiated on reasonable commercial terms;

(c) alternative arrangements satisfactory to the Director have been put in place; or

(d) the Director no longer requires continuation of the insurance.

### 4.3 Further obligations in respect of insurance

The Company will endeavour:

(a) as soon as practicable after the date of this agreement to obtain a certificate from a reputable insurance broker confirming that the Insurance is in effect;

(b) during the Term and, for 7 years after the Term promptly notify the Director if the Company:

  (i) becomes aware that any of the conditions precedent to the issuing and coverage of the Insurance are not, or are no longer, satisfied;

  (ii) has made or is making claims under the Insurance which may materially affect the cover provided by the Insurance; or

  (iii) becomes aware that the Insurance has been or is about to be cancelled, or a notice of cancellation or other material notice under the Required Insurance has been or is about to be issued by the insurers (and, upon the issuing of any such notice, the Company must provide a copy of the notice to the Director); and

(c) pay any excess in relation to any claim under the Insurance.

## 5. ACCESS TO BOARD PAPERS AND OTHER DOCUMENTS

### 5.1 Maintenance of Board Papers

During the Access Period, the Company must ensure that a complete set of all Board Papers in chronological order will be kept in an appropriate and secure manner at the registered office of the Company.

### 5.2 Access to Board Papers

During the Access Period, the Company must, on prior reasonable notice from the Director and for an Approved Purpose:

(a) give the Director access to Board Papers during normal business hours at the registered office of the Company, or other designated place for the purpose of inspection;

(b) provide copies to the Director of such Board Papers or any of them; and

(c) permit the Director to make, retain and use copies of Board Papers.

The Director may make and retain copies of such papers but must keep them confidential and use them only for the purposes of protecting the Director's legitimate personal interests.

### 5.3 Property in and access to documents

(a) Any notes or memoranda made by the Director in the Director's capacity as the Director of the Company become the property of the Director.

(b) The Director has a licence to use during the Access Period for the Approved Purposes:

(i) copies of Board Papers supplied to or obtained by the Director; and

(ii) copies of any legal or other opinion provided to the Company.

### 5.4 Legal opinions and privilege

(a) The Company must provide to the Director on demand any legal or other opinion provided to the Company during the period the Director is a director. However, this does not include an opinion obtained by the Company concerning a claim that has been or might be made by the Company against the Director or by the Director against the Company.

(b) As against the Director, the Company waives any privilege attaching to the opinions referred to in paragraph (a), other than those excluded, and agrees not to claim privilege in respect of those opinions when the Director requests them.

## 6. REPORTING

The Company must:

(a) provide the Director with monthly management reports, both as to financial and non-financial matters, in form and substance reasonably acceptable to the Director; and

(b) immediately report to the Director any event or occurrence of significance to the Company.

## 7. CONFIDENTIALITY

### 7.1 Disclosure of Confidential Information

Without the prior written consent of the Company, the Director must not copy or disclose or cause to be copied or disclosed any Confidential Information except in the proper course of the duties of the Director according to this agreement or as required by law or by the Company.

### 7.2 Permitted use of Confidential Information

The Director may only use the Confidential Information to the extent necessary to enable the Director to perform the Director's obligations under this agreement.

### 7.3 Return of Confidential Information

The Director covenants and undertakes that, on the termination or expiry of the Employment (however occurring) the Director must immediately give to the Company materials containing or embodying Confidential Information.

## 8. INDEMNITY TO DIRECTOR

### 8.1 Indemnity

The Company must indemnify the Director, on a full indemnity basis and to the full extent permitted by law, against all losses or liabilities incurred by the Director as an officer of the Company or of a related body corporate.

### 8.2 Continuing indemnity

The indemnity in clause 8.1 is an irrevocable, unconditional, continuing and a principal obligation of the Company despite:

(a) the resignation or removal of the Director as a director of the Company;

(b) the settlement of any dispute between the Director and the Company or a third party; or

(c) the occurrence of any other thing,

and remains in full force and effect until released by the Director.

### 8.3 Advance of defence costs

(a) The Company agrees that, on the Director's request, it will advance to the Director reasonable costs incurred, or expected to be incurred by the Director (whether legal or otherwise) in defending Relevant Proceedings on terms, including as to security, determined by the board.

(b) The Director must furnish the Company with invoices or other relevant evidence of the costs incurred for the purposes of clause 3.3(a).

(c) If the Company has advanced an amount for costs under clause 3.3(a) and it is subsequently found that the Director was not entitled to be indemnified for those costs, the Director must repay the advance to the Company within 90 days of a request by the Company.

(d) If an amount has been advanced to the Director under clause 3.3(a) and it is not subsequently found that the Director was not entitled to be indemnified for those costs, the amount of the advance will be deemed to be an amount paid to the Director as an indemnity under clause 3.1.

## 8.4 Conduct of proceedings

(a) The Company may do one or more of the following:

(1) assume the conduct, negotiation or defence of a claim;

(2) institute a cross-claim or a counterclaim in relation to a claim; and

(3) subject to clause 8.5, retain lawyers in relation to a claim to act on behalf of both the Director and the Company,

and, when it does so, the conduct of the claim will be under the management and control of the Company or its insurers (acting reasonably).

(b) The Director must:

(1) give notice to the Company promptly on becoming aware of any claim against the Director that may give rise to a right to be indemnified under this deed;

(2) take any reasonable action that the Company requests to avoid, dispute, resist, bring an appeal in, compromise or defend any claim or any adjudication of a claim;

(3) not make any admission of liability or payment in respect of or settle or compromise any claim without the Company's prior written consent;

(4) on request by the Company, render all reasonable assistance and co-operation to the Company in the conduct of any claim, including, but not limited to, giving the Company any documents, authorities and directions that the Company reasonably requires to prosecute or advance any cross-claim or counterclaim in relation to a claim; and

(5) on request by the Company, do anything reasonably necessary or desirable to enable the Company ) so far as possible) to be subrogated to and enjoy the benefits of the Director's rights in relation to any cross-claims or any claims against any third party and render any assistance that is reasonably requested by the Company for that purpose.

(c) The Director is entitled to be reimbursed by the Company the actual costs of the Director reasonably incurred in taking action or providing assistance under clause 8.4(b).

(d) In acting under clause 8.4(a), the Company must, subject to any requirement of its insurers, have regard to the principle that the reputation of the Director should not be injured [unnecessarily/unreasonably].

## 8.5 Legal representation

The Director may engage separate legal or other representation and participate in a claim or proceeding against the Director as a result of or arising from being a

director. The Company will pay any expenses incurred by the Director in relation to the representation or participation only to the extent that those expenses are:

(a) incurred before the Company assumes conduct of the claim;

(b) incurred with the Company's prior written authority; or

(c) reasonable and incurred in circumstances where:

(1) the Company has refused to authorise representation or participation by lawyers other than lawyers acting also for the Company; and

(2) there is a reasonable likelihood that the interests of the Director and of the Company would conflict if the same lawyers were to act on behalf of both the Director and the Company.

## 9. NOTICES

### 9.1 Form of notice

A notice, approval, consent or other communication ("**Notice**") from one party to another party ("**Recipient**") must be in writing and must be signed by a person authorised by the party giving the Notice.

### 9.2 Manner of service

A Notice must be served by:

(a) leaving it at the Recipient's address;

(b) sending it by ordinary pre-paid post (or by airmail if sent to or from a place outside Australia) to the Recipient's address; or

(c) sending it by email to the email address of the Recipient.

### 9.3 Address for service

The following details are the party's postal address and email address for service until other details are specified by that party:

**The Company**

Address : Scottish House, Level 4 90 William Street MELBOURNE VIC 3000

Attention : Company Secretary

**The Director**

Address : 2177 Sunset Plaza Drive, West Hollywood California USA
Attention : Mr. Ted Dhanik

### 9.4 Time of service

A letter or email is taken to be served:

(a) for a delivered letter, on the day of delivery. However if delivery is made on a day that is not a Business Day or after 4:30 p.m. on a Business Day, it is taken to be served on the next Business Day;

(b) for a posted letter, on the 3rd (or 7th for airmail) Business Day after posting; and

(c) for an email, on receipt by the party giving the Notice of a receipt confirmation. However, if within one Business Day of receipt, the Recipient informs the party giving the Notice that the email was incomplete, or if the transmission was not completed after 4:30 p.m. (local time in the place of receipt) or is received on a day that is not a Business Day, the Notice is taken to be served on the next Business Day.

## 10. MISCELLANEOUS

### 10.1 Time is of essence

Time is of the essence for each party's obligations to each other party under this agreement.

### 10.2 Severance

If a provision of this agreement or its application to any person or circumstance is or becomes invalid, illegal or unenforceable then the provision must, as far as possible, be interpreted as narrowly as possible to ensure that it is not illegal, invalid or unenforceable. If any provision or part of it cannot be so interpreted, then the provision or its part is taken to be void and severable. The remaining provisions of this agreement are not affected or impaired in any way.

### 10.3 Waiver

If a party fails, delays, relaxes or indulges in exercising its power or right under this agreement, this is not a waiver of that power or right. A single exercise of a power or right does not prevent any other or further exercise of it or the exercise of any other power or right under this agreement. A power or right may only be waived if it is in writing and signed by the party to be bound by the waiver.

### 10.4 Proper law

This agreement is construed according to and is governed by the laws of Victoria, Australia. The parties submit to the exclusive jurisdiction of the courts in and of Victoria in relation to any dispute arising under this agreement.

### 10.5 Rule of construction

A rule of construction may not disadvantage a party just because that party was responsible for the preparation of this agreement or any part of it.

### 10.6 Variation

A modification, alteration, change or variation of a term or condition of this agreement must be in writing and executed by all parties.

## 10.7 Entire agreement

This agreement is the entire agreement between the parties concerning the subject matter of this agreement. Any prior arrangement, agreement, representation or undertaking is superseded and, except as expressly provided, each party acknowledges that it has not relied on any arrangement, agreement, representation or understanding not expressly set out in this agreement.

**EXECUTED** as an agreement.

| | |
|---|---|
| **Executed by engage:BDR Limited (ACN 621 160 585)** in accordance with Section 127 of the Corporations Act 2001 (Cth) | ) ) ) ) |

| | |
|---|---|
| Director | *(name printed)* |
| Director/Secretary | *(name printed)* |

| | |
|---|---|
| **Signed** by **Ted Dhanik** in the presence of: | ) ) ) ) |

| | |
|---|---|
| Witness | *(name printed)* |